Exhibit 4.43

WAIVER AND AMENDMENT LETTER

To:	Paragon Shipping Inc. 15 Karamanli Street 166 73 Voula Greece

From:	Nordea Bank Finland Plc, London Branch ITF International Transport Finance Suisse AG Skandinaviska Enskilda Banken (Publ)

Dated:	13 January 2012

Dear Sirs

US$89,515,100 term loan facility dated 5 May 2011 (the "Loan Agreement") entered into by (i) Paragon Shipping Inc. as borrower (the "Borrower"), (ii) the banks and financial institutions named in the Loan Agreement as Lenders (iii) the banks and financial institutions named in the Loan Agreement as Lead Arrangers, (iv) the banks and financial institutions named in the Loan Agreement as Swap Banks, (v) Nordea Bank Finland Plc, London Branch as Bookrunner, (vi) Nordea Bank Finland Plc, London Branch as Agent and (vii) Nordea Bank Finland Plc, London Branch as Security Trustee, as from time to time amended or supplemented.

We refer to the Loan Agreement. Words and expressions defined in the Loan Agreement shall have the same meanings when used in this letter unless the context otherwise requires.

We refer to the request in your letter dated 13 December 2011 (the "Request Letter") that the Majority Lenders agree to waive the breach of your compliance with the financial covenant set out at clause 12.6(e) under the Loan Agreement for the Test Period ending on 30 September 2011.

We refer also to your request in the Request Letter that the Majority Lenders agree to modify certain of the financial covenants set out in clause 12.6 of the Loan Agreement.

Subject to the conditions set out below, the Majority Lenders hereby confirm agreement to the following:

1
with effect from the Effective Date (as defined below), clause 12.6(c) of the Loan Agreement shall be amended so that the Minimum Interest Coverage ratio is reduced from 3.00:1.00 to 2.50:1.00 on the last day of such Test Period;

2	with effect from the Effective Date, clause 12.6(e) of the Loan Agreement shall be amended so that it reads as follows:

"12.6 (e) Maximum Indebtedness. The ratio of the aggregate Financial Indebtedness net of Cash and Cash Equivalents (including restricted but unpledged cash representing minimum liquidity required to be maintained under Financial Indebtedness) to the Total Assets adjusted to reflect the difference between the Book Value of all Fleet Vessels and the Market Value of the Fleet Vessels owned by the Group on the last day of such Test Period shall not exceed:

(i)	0.70:1.00 until 31 December 2012; and

(ii)	0.65:1.00 thereafter.";

3	with effect from the Effective Date, the following definitions of "Book Value" and "Total Assets" shall be added to clause 1.1 of the Loan Agreement:

"Book Value" means, in respect of each Ship and each other Fleet Vessel, the book value thereof determined from time to time in accordance with GAAP;"; and

"Total Assets" means the total assets of the Group as shown in the latest Applicable Accounts and valued in accordance with GAAP;"; and

4
that any breach of the financial covenant set out at clause 12.6(e) of the Loan Agreement for the Test Period ending on 30 September 2011 shall not be an Event of Default pursuant to clause 19.1(b) of the Loan Agreement.

Our agreement to the above, as Majority Lenders, is subject to the following and the date on which the Agent confirms that the conditions set out below have been satisfied, shall be the "Effective Date" for the purposes of this letter:

(a)	receipt by us of a copy of this letter duly acknowledged by you and the Owners confirming your agreement and the Owners' agreement to the terms of this letter;

(b)
receipt by us of a certificate in the relevant form set out in the Appendix hereto from the Borrower and each of the Owners confirming that the documents of the kind specified in Schedule 3, Part A, paragraphs 2, 3, 4 and 5 of the Loan Agreement previously delivered by them to the Agent have not been amended and remain in full force and effect as at the Effective Date;

(c)
at the Effective Date, and after giving effect thereto, no Event of Default has occurred and is continuing and the representations and warranties in clause 10 of the Loan Agreement would be true and not misleading if repeated on the Effective Date with reference to the circumstances then existing;

(d)	the receipt by us of a satisfactory legal opinion on matters of and Marshall Islands and Liberian law issued by Watson Farley and Williams (New York) LLP; and

(e)
the receipt by us of a non-refundable amendment fee in a total amount of $30,000, being an amount of $10,000 due to each Lender who has agreed to the amendments set out herein, to be paid by the Borrower to the Agent on the date of this letter for distribution to each such Lender in respect of the arrangements hereunder.

The Borrower and each of the Owners hereby warrants to each of the Lenders that the execution and delivery by each of the Borrower and the Owners of this letter and the performance by each of the Borrower and the Owners of all of its agreements and obligations under the Loan Agreement, as amended or waived hereby, are within each of the Borrower's and each Owner's corporate authority and have been duly authorised by all necessary corporate action on the part of each of the Borrower and the Owners, and no consent of any third party is required in connection with the amendments contemplated by this letter.

Save for the changes to the financial covenants set out in clauses 12.6(c) and 12.6(e) of the Loan Agreement and the other changes as outlined above, the provisions of the Loan Agreement and the Finance Documents shall remain unchanged and in full force and effect.

The Owners, by signature of this letter, confirm their approval to the amendments to the Loan Agreement set out herein and confirm that their respective Guarantees shall remain in full force and effect.

This letter shall be a Finance Document for the purposes of the Loan Agreement.

This letter may be executed in any number of counterparts.

The provisions of clause 30 (Law and Jurisdiction) of the Loan Agreement shall apply to this letter.

AGENT

SIGNED by

Niklas T. Nilsson	)	/s/ Niklas T. Nilsson
)
)
Senior Relationship Manager	)
)
)
ULF B. ANDERSSON	)	/s/ ULF B. ANDERSSON
Head of Shipping Offshore & Oil Services London	)

for and on behalf of
NORDEA BANK FINLAND PLC, LONDON BRANCH

MAJORITY LENDERS

SIGNED by

Niklas T. Nilsson	)	/s/ Niklas T. Nilsson
)
)
Senior Relationship Manager	)
)
)
ULF B. ANDERSSON	)	/s/ ULF B. ANDERSSON
Head of Shipping Offshore & Oil Services London	)

for and on behalf of
NORDEA BANK FINLAND PLC, LONDON BRANCH

SIGNED by

Natalja Formuzala	)	/s/ Natalja Formuzala
)
Alexander Schaffert	)	/s/ Alexander Schaffert

for and on behalf of ITF INTERNATIONAL TRANSPORT FINANCE SUISSE AG

SIGNED by	)
)
Kristin Kongsrud	)	/s/ Kristin Kongsrud
)
Illegible	)	/s/ Illegible

for and on behalf of SKANDINAVISKA ENSKILDA BANKEN AB (PUBL)

Acknowledged and agreed on 13 January 2012

/s/ Gary Walsh	Gary Walsh
Name For and on behalf of Paragon Shipping Inc.	Attorney-in-Fact

/s/ Gary Walsh	Gary Walsh
Name For and on behalf of Coral Ventures Inc.	Attorney-in-Fact

/s/ Gary Walsh	Gary Walsh
Name For and on behalf of Winselet Shipping and Trading Co. Ltd.	Attorney-in-Fact

/s/ Gary Walsh	Gary Walsh
Name For and on behalf of Aminta International S.A.	Attorney-in-Fact

/s/ Gary Walsh	Gary Walsh
Name For and on behalf of Ovation Services Inc.	Attorney-in-Fact

/s/ Gary Walsh	Gary Walsh
Name For and on behalf of Adonia Enterprises S.A.	Attorney-in-Fact

APPENDIX

FORM OF BORROWER BRINGDOWN CERTIFICATE

OFFICER'S CERTIFICATE

I, the undersigned, [Maria Stefanou], the Secretary of PARAGON SHIPPING INC., a corporation incorporated in the Republic of the Marshall Islands (the "Corporation"), hereby certify that:

1
The Amended and Restated Articles of Incorporation and Amended and Restated By-laws of the Corporation a copy of which are attached to the certificate of the Corporation dated 5 May 2011 have not been modified or amended and remain in full force and effect on the date hereof.

2
The resolutions adopted by the Written Consent of the Board of Directors of the Corporation on 18 April 2011 a copy of which are attached to the certificate of the Corporation dated 5 May 2011 have not been modified or amended and remain in full force and effect on the date hereof.

3	The Power of Attorney issued by the Corporation on 18 April 2011 has not been modified or amended and remains in full force and effect on the date hereof.

4
The following are the Directors and Officers of the Corporation as at the date hereof and were the Directors and Officers of the Corporation as at the date of the resolutions of the Directors referred to at paragraph 2 above:

Michael Bodouroglou	Director / Chairman of the Board / Chief Executive Officer / Interim Chief Financial Officer

George Skrimizeas	Chief Operating Officer

Bruce Ogilvy	Director

Nigel D. Cleave	Director

Dimitrios Sigalas	Director

George Xiradakis	Director

Maria Stefanou	Corporate Secretary

Maria Stefanou
Secretary

Date: January 2012

FORM OF OWNER'S BRINGDOWN CERTIFICATE

OFFICER'S CERTIFICATE

I, the undersigned, [Maria Stefanou], the Secretary of [ADONIA ENTERPRISES S.A.] [AMINTA INTERNATIONAL S.A.] [CORAL VENTURES INC.] [WINSELET SHIPPING AND TRADING CO. LTD.] [OVATION SERVICES INC.], a corporation incorporated in the Republic of [Liberia][the Marshall Islands] (the "Corporation"), hereby certify that:

1
The Articles of Incorporation and By-laws of the Corporation a copy of which are attached to the certificate of the Corporation dated 5 May 2011 have not been modified or amended and remain in full force and effect on the date hereof.

2
The resolutions adopted by the Written Consent of the Sole Director of the Corporation on 18 April 2011 a copy of which are attached to the certificate of the Corporation dated 5 May 2011 have not been modified or amended and remain in full force and effect on the date hereof.

3
The resolutions adopted by the Written Consent of the Sole Shareholder of the Corporation on 18 April 2011 a copy of which are attached to the certificate of the Corporation dated 5 May 2011 have not been modified or amended and remain in full force and effect on the date hereof.

4	The Power of Attorney issued by the Corporation on 26 April 2011 has not been modified or amended and remains in full force and effect on the date hereof.

5
The following are the Directors and Officers of the Corporation as at the date hereof and were the Directors and Officers of the Corporation as at the date of the resolutions of the Directors and Shareholders referred to at paragraphs 2 and 3 above:

Maria Stefanou	Director / President / Secretary

6
The authorised share capital of the Corporation is 500 bearer and/or registered shares of no par value, all 500 of the Corporation's shares have been issued fully paid and are outstanding in registered form and the legal title and beneficial ownership of all those shares is held by Paragon Shipping Inc. The shares in the Corporation were so held as at the date of the Resolutions referred to at paragraph 2 above.

Maria Stefanou
Secretary

Date: January 2012

SK 25744 0001 1279322